Exhibit 5.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN STREET CHICAGO, IL 60603 +1 312 853 7000 +1 312 853 7036 FAX	BEIJING BOSTON BRUSSELS CENTURY CITY CHICAGO DALLAS GENEVA	HONG KONG HOUSTON LONDON LOS ANGELES MUNICH NEW YORK PALO ALTO	SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

December 23, 2016

Care Capital Properties, LP

191 North Wacker Drive, Suite 1200

Chicago, Illinois 60606

Re:                             5.125% Senior Notes due 2026

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-4 (the “Registration Statement”) being filed by Care Capital Properties, LP, a Delaware limited partnership (the “Partnership”), Care Capital Properties, Inc., a Delaware corporation (the “Company”), and Care Capital Properties GP, LLC, a Delaware limited liability company (the “General Partner” and, together with the Company, the “Guarantors”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of $500,000,000 aggregate principal amount of the Partnership’s 5.125% Senior Notes due 2026 (the “New Notes”) and the related guarantees of the New Notes (the “New Guarantees”) by the Guarantors, which are to be offered in exchange for an equivalent aggregate principal amount of the Partnership’s outstanding 5.125% Senior Notes Due 2026 (the “Old Notes”) and the related guarantees of the Old Notes (the “Old Guarantees”) by the Guarantors.  The Old Notes and the Old Guarantees were, and the New Notes and the New Guarantees will be, issued under an Indenture dated as of July 14, 2016 (the “Indenture”) among the Partnership, the Guarantors and Regions Bank, as trustee (the “Trustee”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Indenture and the resolutions adopted by the board of directors of the Company, or a duly authorized committee thereof, for itself and on behalf of the General Partner, including in its capacity as the general partner of the Partnership, relating to the Registration Statement, the Indenture, the issuance of the Old Notes and the New Notes by the Partnership and the issuance of the Old Guarantees and the New Guarantees by the Guarantors.  We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Partnership and the Guarantors and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter.  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.

of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Partnership and the Guarantors.

Based on and subject to the foregoing and the other limitations and qualifications set forth herein, we are of the opinion that the New Notes will be validly issued and binding obligations of the Partnership and the New Guarantees by the Guarantors will be valid and binding obligations of the Guarantors when:

(i)                                     the Registration Statement, as finally amended, shall have become effective under the Securities Act and the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended; and

(ii)                                  the New Notes shall have been duly executed by an authorized officer of the General Partner, on behalf of the Partnership, and authenticated by the Trustee, all in accordance with the Indenture, and shall have been duly delivered against surrender and cancellation of a like principal amount of the Old Notes in the manner described in the Registration Statement.

Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

With respect to each instrument or agreement referred to in or otherwise relevant to the opinions set forth herein (each, an “Instrument”), we have assumed, to the extent relevant to the opinions set forth herein, that (i) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument, (ii) such Instrument has been duly authorized, executed and delivered by each party thereto and (iii) such Instrument was at all times and is a valid, binding and enforceable agreement or obligation, as the case may be, of each party thereto; provided that we make no such assumption in clause (i), (ii) or (iii) insofar as such assumption relates to the Partnership or the Guarantors.  We have also assumed that no event has occurred or will occur that would cause the release of any New Guarantee by a Guarantor under the terms of the Indenture.

This opinion letter is limited to the Delaware Revised Uniform Limited Partnership Act, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act and the laws of the State of New York (excluding the securities laws of such State).  We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP